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                                                                    EXHIBIT 10.2


                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement"), effective as of July 15, 1999 is by and between OCEAN ENERGY, INC., a Texas corporation ("Seller"), and SEMCO ENERGY, INC., a Michigan corporation ("Purchaser"). Capitalized terms used herein shall have the meanings ascribed to them in
Article XI, unless otherwise provided.

                              W I T N E S S E T H:

         WHEREAS, Seller owns the APC Shares and the Distribution Assets;

         WHEREAS, Seller owns the APC Debt;

         WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the APC Shares, the Distribution Assets and the APC Debt, subject in all respects to the provisions of this Agreement; and

         WHEREAS, the closing of the transactions contemplated by this Agreement is subject to obtaining certain governmental approvals, including the approval of the RCA, which the parties desire to obtain.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE I

                                Sale and Purchase

         Section 1.1. Sale and Purchase of APC Shares. Subject to all of the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser the APC Shares; and Purchaser shall purchase and accept delivery from Seller of the APC Shares at the Closing.

         Section 1.2. Sale and Purchase of Distribution Assets. Subject to all of the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser the Distribution Assets; and Purchaser shall purchase and accept delivery from Seller of the Distribution Assets at the Closing.

         Section 1.3. Sale and Purchase of APC Debt. Subject to all of the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser the APC Debt; and Purchaser shall purchase and accept delivery from Seller of the APC Debt at the Closing.


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                                   ARTICLE II

                                 Purchase Price

         Section 2.1. Stock Purchase Price. The purchase price for the APC Shares shall be $70,000,000, as adjusted pursuant to Section 2.4 ("Stock Purchase Price").

         Section 2.2 Assets Purchase Price. The cash consideration to be paid for the Distribution Assets shall be $161,500,000, as adjusted pursuant to
Section 2.4 ("Assets Purchase Price").

         Section 2.3. APC Debt Purchase Price. The purchase price for the APC Debt shall be equal to the principal amount thereof on the Closing Date, not to exceed $58,700,000, together with accrued interest thereon (the "APC Debt Purchase Price").

         Section 2.4 Purchase Price Adjustment.

                  (a) Adjustment Mechanism. The Purchase Price is based on the understanding that on the Closing Date, the working capital of the Natural Gas Business shall be $2,000,000 (the "Target Working Capital Amount"). For purposes of this Section 2.4, working capital shall be determined in accordance with GAAP, applied on a basis consistent with the manner in which the Base Financial Statements are prepared; provided, however, that the current portion of any long-term debt shall not be included in such calculation. If the working capital of the Natural Gas Business is not at the Target Working Capital Amount, the Purchase Price shall be adjusted as follows:

                           (i) On the date five days before the Closing Date,
                  Seller will provide Purchaser with an estimate of the working capital of the Natural Gas Business as of the Closing Date, and if such estimate is below or above the Target Working Capital Amount, the Purchase Price payable on the Closing Date shall be adjusted downward or upward, as the case may be, as provided in Section 2.4(a)(iii), subject to the provisions thereof.

                           (ii) If either party believes that an adjustment to
                  the Purchase Price is required in addition to the adjustment, if any, provided in Section 2.4(a)(i), Purchaser will cause to be prepared and delivered to Seller no later than 60 days after the Closing Date an audited balance sheet of the Natural Gas Business, as at the Closing Date, which balance sheet shall present fairly, in conformity with GAAP, the assets and liabilities of the Natural Gas Business as at the close of business on the Closing Date and shall be prepared in a manner consistent with the Base Financial Statements and shall set forth the working capital. If such balance sheet shows that the working capital of the Natural Gas Business is below or above the Target Working Capital Amount, the Purchase Price shall be adjusted downward or upward, as the case may be, as provided in Section 2.4(a)(iii).


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                           (iii) In the event that the working capital of the
                  Natural Gas Business determined pursuant to either the estimate or the audited balance sheet prepared pursuant to
                  Section 2.4(a)(i) or (ii) above is less than or greater than the Target Working Capital Amount, the Purchase Price shall be adjusted downward or upward, as the case may be, by an amount equal to such difference; provided, however, that in no event shall the net effect of such adjustment be to increase the Purchase Price by more than $2,000,000. The party required to make a payment to the other party pursuant to this paragraph shall make any such payment pursuant to clause (ii) within 30 business days after receipt of the applicable audited balance sheet by Seller. Any adjustment shall adjust prorata the Stock Purchase Price and the Asset Purchase Price.

                  (b) Dispute Procedures. During the 30-day period following Seller's receipt of the audited balance sheet for the Natural Gas Business, Seller and its independent auditors will be permitted to review the working papers of the auditors relating to the audited balance sheet. The audited balance sheet shall become final and binding upon the parties on the thirtieth day following receipt thereof by Seller unless Seller gives Purchaser written notice of its disagreement prior to such date. Any notice of disagreement shall specify in reasonable detail the nature of any disagreement so asserted and shall be accompanied by a certificate of Seller's independent auditors that they concur with each of the positions taken by Seller in the notice of disagreement. If a notice of disagreement is received by Purchaser in a timely manner, then the audited balance sheet (as revised in accordance with clauses (i) or (ii) below) shall become final and binding upon the parties on the earlier of (i) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the notice of disagreement or (ii) the date any disputed matters are finally resolved in writing by the arbitrator referred to below. During the 30-day period following the delivery of a notice of disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the notice of disagreement. At the end of such 30-day period, Seller and Purchaser shall submit to an arbitrator for review and resolution any and all matters arising under this Section 2.4(b) which remain in dispute. The arbitrator shall be a nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. The arbitrator shall render a decision resolving the matters submitted to the arbitrator within 30 days following submission thereto. The cost of any arbitration (including the fees of the arbitrator) pursuant to this Section 2.4 shall be borne 50% by Purchaser and 50% by Seller. The fees and disbursements of Seller's independent auditors incurred in connection with their review of the audited balance sheet shall be borne by Seller, and the fees and disbursements of Purchaser's independent auditors incurred in connection with their preparation and review of the audited balance sheet shall be borne by Purchaser.

         Section 2.5. Letter of Credit. Concurrently with the execution of this Agreement, Purchaser has delivered to Seller an irrevocable standby letter of credit from Bank of America, in


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an amount equal to $10,000,000, a copy of which is attached to this Agreement as
Exhibit B (the "Letter of Credit").

                                   ARTICLE III

                    Representations and Warranties of Seller

         Seller represents and warrants to Purchaser that, except as set forth or disclosed in Seller's Disclosure Schedule:

         Section 3.1. Corporate Status and Authority.

                  (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas. Seller has all the requisite corporate power and corporate authority to execute and deliver this Agreement and the other Operative Documents to which it is a party and to perform its obligations hereunder and thereunder, and the execution, delivery and performance of this Agreement and the other Operative Documents to which Seller is a party have been duly authorized by all necessary corporate action on the part of Seller. Seller has all the requisite corporate power and corporate authority to carry on the Distribution Business as it is now being conducted and to own or lease and operate the Distribution Assets as and in the place where the Distribution Business is now conducted or where the Distribution Assets are now owned or leased and operated. Seller has the corporate power to own the APC shares. Section 3.1(a) of Seller's Disclosure Schedule lists all charter documents that, as of the date hereof, constitute the Articles of Incorporation, as amended, of Seller and APC, respectively. Prior to the date of this Agreement, Seller has delivered to Purchaser true, correct and complete copies of the Articles of Incorporation and Bylaws of Seller and APC.

                  (b) APC is a corporation duly organized, validly existing and in good standing under the laws of the State of Alaska. APC has all the requisite corporate power and corporate authority to carry on its business as it is now being conducted and to own or lease and operate its properties as, and in the places where, such business is now conducted and where such properties are now owned or leased and operated. APC has the corporate power to own the APC Assets and to own, lease and operate the Transmission Business as and in the place where such business is now conducted and where such properties are now owned or leased and operated. APC owns no equity security of any other entity and, as a result, has no subsidiaries.

         Section 3.2. Duly Executed. This Agreement has been duly executed and delivered on behalf of Seller, and, when executed and delivered at the Closing in accordance with this Agreement, each of the other Operative Documents to which Seller is a party shall have been duly executed and delivered on behalf of Seller. This Agreement does, and, when executed and delivered at the Closing in accordance with this Agreement, each of the other Operative Documents to which Seller is a party


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shall, constitute a legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity.

         Section 3.3. Qualification. Seller and APC are duly qualified and in good standing, as foreign corporations authorized to do business in all jurisdictions (including, without limitation, with respect to Seller, the State of Alaska) where failure to so qualify would materially adversely affect the Natural Gas Business.

         Section 3.4 Governmental Consent. Except for those consents or approvals set forth in Section 3.4 of Seller's Disclosure Schedule (the "Seller's Required Governmental Consents"), no consent, waiver, approval or authorization of, or designation, declaration or filing with, any governmental authority is or has been required on the part of Seller or APC in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

         Section 3.5. Capitalization of APC; Title to APC Shares and APC Debt. The authorized capital stock of APC consists of (i) 2,850,000 shares of common stock, par value $1.00 per share, of which 1,900,000 shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and 150,000 shares of Preferred Stock, of which no shares are outstanding. All such outstanding common stock, as well as all of the APC Debt, is owned by Seller. By delivery of payment for the APC Shares and the APC Debt and by delivery of the certificates representing the APC Shares and the instruments representing the APC Debt, in each case, as provided for in this Agreement, Purchaser shall acquire good title to the APC Shares and the APC Debt, free and clear of all liens, mortgages, charges, security interests, encumbrances and other restrictions or limitations of any kind whatsoever. There are no outstanding subscriptions, options, warrants, conversion rights, outstanding convertible securities, preemptive rights, preferential rights, or other rights (contractual or otherwise) or agreements of any kind for the purchase or acquisition from (or the purchase, sale or issuance by) Seller of any APC Debt or any shares of capital stock of APC, or other equity or ownership interest in APC, and no outstanding authorization therefor has been given.

         Section 3.6. Title to Distribution Assets and APC Assets; Liens. Seller has good and indefeasible title to the Distribution Assets and APC has good and indefeasible title to the APC Assets, except, in each case, those that in the aggregate are not material to the Natural Gas Business and those disposed of since the date of the Base Financial Statements in the ordinary course of business or otherwise disposed of in accordance with this Agreement. None of the Distribution Assets nor any of the APC Assets are subject to any mortgage, pledge, lien, security interest, charge or encumbrance except (i) liens created by or pursuant to the Existing Loan Documents, all of which shall be released at or prior to the Closing to the extent not in favor of the holders of indebtedness to be acquired by Purchaser in accordance with the provisions of this Agreement, (ii) liens securing any indebtedness referred to in clause
(d)(iv) of Section 3.9 hereof and covering only the assets and properties securing such indebtedness at the time of its renewal, extension, rearrangement or refunding as contemplated by such clause (d)(iv), all of which shall be released at or prior to the


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Closing to the extent not in favor of the holders of indebtedness to be acquired by Purchaser in accordance with the provisions of this Agreement, (iii)
Permitted Encumbrances and (iv) other liens incidental to the conduct of the Natural Gas Business or the ownership of the Distribution Assets or the APC Assets that were not incurred in connection with the borrowing of money or the obtaining of advances for credit and that do not in the aggregate materially impair the value of the assets affected thereby or materially impair the use of such assets in the operation of the Natural Gas Business. Seller enjoys peaceful and undisturbed possession under all material real property leases included in the Distribution Assets, and all such leases are valid and subsisting and in full force and effect. APC enjoys peaceful and undisturbed possession under all material leases of real property on which the facilities operated by it are situated, and all such leases are valid and subsisting and in full force and effect.

         Section 3.7. No Breach, Etc. The execution, delivery and performance of this Agreement and the Operative Document to which Seller is a party by Seller and the consummation by Seller of the transactions contemplated hereby will not result in (a) any conflict with or breach or violation of or default under the Articles of Incorporation or by-laws of Seller or APC, or (b) subject to obtaining those consents or approvals described in Sections 3.4 and Section 3.7 of Seller's Disclosure Schedule (the "Seller's Required Approvals", which term shall not include any Seller's Required Governmental Consents), any material conflict with or breach or violation of or default under or right to terminate, cancel or accelerate under any Material Contract, or the creation of imposition of any lien, charge, pledge or encumbrance on any of the Distribution Assets or the APC Assets whatsoever, except for such conflicts, breaches, violations, defaults, or rights of termination, cancellation or acceleration, liens , charges, pledges or encumbrances that individually or in the aggregate would not result in a Material Adverse Effect on the Natural Gas Business. Seller has no knowledge of any Material Permits that are currently required in connection with its and APC's ownership and operation of the Natural Gas Business other than those that either have been obtained or will be obtained in due course. The Natural Gas Business is not being operated in violation of any of the provisions of Seller's or APC's Material Permits or any applicable Legal Requirement except for such violations, if any, which will not have, individually or in the aggregate, a Material Adverse Effect on the Natural Gas Business.

         Section 3.8. Financial Statements; Material Liabilities.

                  (a) Seller has heretofore delivered to Purchaser complete and correct copies of (i) its annual report to shareholders for the fiscal year ended December 31, 1998, (ii) its Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission,
         (iii) audited combined financial statements of the Distribution Division and APC for each of the three fiscal years ended December 31, 1998, accompanied by the report thereon of KPMG LLP, certified accountants, and (iv) the unaudited combined financial statements of the Distribution Division and APC as of March 31, 1999 ("Base Financial Statements"). The audited and unaudited financial statements referred to in clause (iii) above and the Base Financial Statements are referred to herein as the "Natural Gas Business Financial Statements." All Natural Gas Business Financial Statements were prepared in


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         accordance with generally accepted accounting principles applied on a consistent basis, except for changes concurred in by said accountants and disclosed in said financial statements, throughout the periods specified, and present fairly in all material respects the financial condition and the results of operations for the Natural Gas Business as of the dates thereof and for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments).

                  (b) On the date hereof Seller is not aware of any matter that has or is reasonably likely to have a Material Adverse Effect on the Natural Gas Business or (so far as Seller can now reasonably foresee) has a substantial likelihood in the future of having a Material Adverse Effect on the Natural Gas Business (taken as a whole) other than (i) general economic conditions, (ii) the matters referred to or set forth in the annual report to shareholders of Seller referenced in Section 3.8(a), the annual report on Form 10-K of Seller referenced in Section 3.8(a), the Natural Gas Business Financial Statements or in any Material Contracts furnished to Purchaser by Seller and (iii) matters and conditions not relating specifically to the Distribution Division or APC that are generally known to the public or to those in the oil and gas industry, the natural gas or electric utility industry in the State of Alaska or the natural gas transmission and distribution industry.

         Section 3.9. Changes, etc. Since the date of the Base Financial
Statements:

                  (a) no Material Adverse Effect has occurred in respect of the Natural Gas Business;

                  (b) except for those actions taken in compliance with this Agreement, the Natural Gas Business has been conducted in substantially the same manner in which it had been previously conducted;

                  (c) (i) the Distribution Assets, the APC Assets and related real property have been and are being operated in all material respects in compliance with Environmental Law and Seller has disclosed to Purchaser all past or present conditions of the real property, and all matters and issues in any way pertinent or related to the acquisition, operation or management of the Distribution Assets or the APC Assets which could, individually or in the aggregate, lead to imposition of a Material Liability on APC or the Distribution Division. Seller has received no notice or claim or information requests from any federal, state or local governmental or regulatory authority with jurisdiction over Seller (with respect to the Distribution Division), APC or the Distribution Assets or the APC Assets or from any third party alleging non-compliance with Environmental Law.

                      (ii) there are no present or past conditions arising from or relating to the Distribution Assets or the APC Assets involving or resulting from a past or present spill, discharge, leak, emission, injection, escape, dumping, migration, seepage, or release of any kind whatsoever (other than on-site or off-site) of any substance or exposure of any type of


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         any workplace or to any medium, including, but not limited to, air, land, surface waters or underground waters, or from any past or present generation, transportation, treatment, storage or disposal of any hazardous or toxic waste materials, raw materials, products or other substances of any kind or from the storage, use or handling of any such materials, products or substances that may lead to imposition of a Material Liability on APC or the Distribution Division.

                  (d) no indebtedness for borrowed money has been incurred or committed to be incurred by the Distribution Division or APC, except such indebtedness that has been incurred (i) in the ordinary course of business, (ii) pursuant to the Credit Agreement between APC and First National Bank (the "First National Credit Agreement"), (iii) pursuant to advances made by Seller to the Distribution Division or APC, including pursuant to the Intercompany Line of Credit Agreement, or
         (iv) in connection with any renewal, extension, rearrangement or refunding of any indebtedness of the Distribution Division or APC reflected on the Base Financial Statements or incurred after the date thereof pursuant to the Credit Agreement referred to in subclause (ii) above;

         Section 3.10. Personal Property. To Seller's knowledge, all material items of personal property and fixtures constituting a part of the Distribution Assets and APC Assets that are used or useful in the normal operations of the Distribution Business or the Transmission Business, as the case may be, have been maintained in all material respects in a state of repair (normal wear and tear excepted) that Seller believes to be adequate for the normal use of such item in the ordinary conduct of the Distribution Division or the Transmission Business, as the case may be, it being understood and agreed, however, that Seller is making no representation herein with respect to any item of property that the management of the Natural Gas Business has determined to be not necessary or desirable for the continued efficient and profitable operation of the Distribution Business or the Transmission Business, as the case may be.

         Section 3.11. Regulatory Commission of Alaska.

                  (a) Section 3.11(a) of Seller's Disclosure Schedule lists all currently effective certificates, permits and authorizations heretofore issued by the RCA to APC or Seller in connection with the Natural Gas Business.

                  (b) Section 3.11(b) of Seller's Disclosure Schedule reflects all of the currently operative tariffs heretofore authorized and approved by the RCA that are currently in effect and specifically applicable to the Natural Gas Business and all of the currently pending rate, certificate or other filings heretofore made by Seller or APC before the RCA and the status of each such filing on the date hereof.

                  (c) All currently effective material filings heretofore made by Seller or APC with the RCA were made in compliance with Legal Requirements then applicable thereto and


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         the information contained therein was true and correct in all material respects as of the respective dates of such filings.

         Section 3.12. Material Contracts. Section 3.12 of Seller's Disclosure Schedule contains a complete and correct list of all Material Contracts as of the date hereof. There are no defaults by Seller, APC or the Distribution Division under any contracts listed in such section that, individually or in the aggregate, will materially and adversely impair the Natural Gas Business. To Seller's knowledge, there are no defaults by any other party to any contracts listed in such section that, individually or in the aggregate, will materially and adversely impair the Natural Gas Business. Except for the First National Credit Agreement, the Existing Loan Documents, the Intercompany Line of Credit Agreement and as otherwise disclosed in Seller's Disclosure Schedule, no Material Contract listed therein contains any restriction on the incurrence by the Seller or APC of additional long-term debt.

         Section 3.13. Gas Purchase Contracts and Responsibilities.

                  (a) Section 3.13(a) of Seller's Disclosure Schedule accurately lists all currently effective material gas purchase contracts heretofore entered into by Seller or APC with respect to the Natural Gas Business pursuant to which either Seller or APC is obligated as a purchaser of natural gas.

                  (b) As to each such gas purchase contract, neither Seller nor APC (i) has, since January 1, 1998, made any payments (and no such payments have become due to sellers of gas thereunder for gas not taken) pursuant to any "take or pay" or similar arrangements; (ii) is obligated to pay any material amount (net of any applicable offsets and adjustments) for gas taken or not taken prior to the date of the Base Financial Statements other than as reflected in the Base Financial Statements; or (iii) has received gas that is to be paid for in the future other than in the normal cycle of billing in the ordinary course of business or as otherwise reflected in the Base Financial Statements, in each case except to the extent that such matters would not have a Material Adverse Effect.

                  (c) Section 3.13(c) of Seller's Disclosure Schedule accurately lists all hedges, swaps and other financial or physical commodity positions of the Natural Gas Business on the date hereof and the net open commodity position of the Natural Gas Business on such date.

         Section 3.14. Litigation. Section 3.14 of Seller's Disclosure Schedule lists all actions, suits, proceedings or governmental investigations pending or, to the knowledge of Seller, threatened against Seller or APC which (i) could reasonably be expected to have a Material Adverse Effect on the Natural Gas Business or (ii) challenges or may challenge the validity of this Agreement or any of the Operative Documents or seeks to enjoin or otherwise restrain the transactions contemplated herein.


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         Section 3.15. Rights-of-Way. Seller and APC own or possess all rights-of-way necessary for the conduct of the Distribution Business and the Transmission Business, respectively, as now being conducted without any known conflict with the rights of others, in each case except to the extent that the failure to own or possess such rights-of-way would not have a Material Adverse Effect on the Natural Gas Business.

         Section 3.16. Gas Transportation and Sales Contracts. Section 3.16 of Seller's Disclosure Schedule lists all Material Contracts pursuant to which either the Distribution Division or APC (a) is legally obligated to transport natural gas owned by a third party or (b) is legally obligated to undertake any such transportation. There are no agreements or other legally binding arrangements that constitute Material Contracts pursuant to which either Seller, with respect to the Distribution Business, or APC is a seller of natural gas to any third party other than pursuant to tariffs or similar arrangements approved or authorized by the RCA.

         Section 3.17. Employment Agreements and Benefits, Etc.

                  (a) Employment Agreements. Section 3.17(a) of Seller's Disclosure Schedule lists all currently effective employment, management, consulting or similar agreements and all currently effective labor contracts and collective bargaining agreements heretofore entered into by APC or Seller with respect to the Natural Gas Business and neither Seller nor APC has any commitment or obligation to establish or enter into any such agreement not disclosed in Section 3.17(a) of Seller's Disclosure Schedule other than those, if any, that do not constitute a Material Employment Contract.

                  (b) Officers and Directors. Section 3.17(b) of Seller's Disclosure Schedule contains a complete and accurate list of each officer of the Distribution Division and each director and officer of APC on the date hereof.

                  (c) Employee Relations. Neither Seller nor APC is a party to any collective bargaining agreements covering any of the Employees. There is not occurring on the date hereof any slowdowns, pickets, work stoppages or other similar disruptive labor activities on the part of Seller's or APC's employees with respect to the Natural Gas Business. To Seller's knowledge, no grievance, unfair labor practice charge or any arbitration proceeding arising out of or under any collective bargaining agreement relating to the Natural Gas Business exists or is pending on the date hereof that would materially hinder the Natural Gas Business from performing its operations in a manner consistent with past practice or result in a material increase in the Natural Gas Business's aggregate compensation expense.

                  (d) ERISA Plans.

                             (i) Except for (a) the ENSTAR Natural Gas Company
                  Retirement Plan for Operating Unit Employees and Clerical Unit Employees (the "Operating Plan") and the ENSTAR Natural Gas Company Retirement Plan For Salaried Employees,



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                  but only as it covers non-union Natural Gas Business employees
                  (the "Salaried Plan") (collectively, the Operating Plan and the Salaried Plan are herein referred to as the "Pension Plans"), (b) the ENSTAR Natural Gas Company Thrift Investment Plan (the "Thrift Plan"), (c) the ENSTAR Natural Gas Company Profit by Service Plan for Classified Employees and the ENSTAR Natural Gas Company Profit by Service Plan for Salaried Employees (the "Profit Sharing Plans"), (d) the ENSTAR Natural Gas Company Supplemental Executive Retirement Plan (the "SERP"), and (e) the other employee benefit plans listed in
                  Section 3.17(d)(i) of Seller's Disclosure Schedule (the employee benefit plans referred to in (a) through (e) hereof are hereinafter collectively referred to as the "Plans"), neither APC, Seller nor any affiliates thereof, currently sponsors or maintains any employee benefit plan within the meaning of Section 3(3) of ERISA or has at any time within the six years prior to the Closing Date sponsored or maintained any employee pension benefit plan within the meaning of
                  Section 3(2) of ERISA for the benefit of any employees of APC or employees of Seller performing services in connection with the Natural Gas Business ("Employees"). Specifically, neither APC, Seller nor any entity under common control with Seller within the meaning of Code ss. 414 currently contributes to or has at any time within the six years prior to the Closing Date contributed to any multiemployer plan within the meaning of
                  Section 3(37) of ERISA and Purchaser shall have no liability for any such multiemployer plan.

                             (ii) APC and Seller have in all material respects
                  performed all material obligations required to be performed by them or under or in connection with the Plans, and Seller has no knowledge of any material default or violation (including but not limited to fiduciary violations) by any other party to the Plans.

                             (iii) Reports and disclosures relating to the Plans
                  required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries prior to the date hereof have been filed or furnished in accordance with applicable law in a timely manner.

                             (iv) Each of the Thrift Plan, the Pension Plans and
                  the Profit Sharing Plans (a) satisfies in form the requirements of Section 401 of the Code, except to the extent amendments are not required by law to be made until a date after the Closing Date, (b) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status, and (c) has not, since receipt of the most recent favorable determination letter been amended or operated in a way that would, to the knowledge of Seller, materially adversely affect such qualified status.

                             (v) There are no actions, suits or claims pending
                  (other than routine claims for benefits) or, to the knowledge of Seller, threatened against any of the Plans or against the assets of any of the Thrift Plan, Pension Plans or the Profit Sharing Plans.

                             (vi) All contributions required to the be made
                  prior to the date hereof to the Thrift Plan, the Profit Sharing Plans and the Pension Plans pursuant to their terms and the provisions of ERISA, the Code or any other applicable Legal Requirement have been timely made.

                             (vii) As to each Pension Plan, (a) there has been
                  no event or condition which presents the material risk of Plan termination, (b) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or
                  Section 412 of the Code has been incurred, (c) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation section 4043.1 et seq., promulgated by the Pension Benefit Guaranty Corporation ("PBGC"), have not been waived) has occurred, (d) no notice of intent to terminate the Plan has been given under Section 4041 of ERISA, (e) no proceeding has been instituted under Section 4042 of ERISA to terminate the Plan, (f) no material liability to the PBGC has been incurred, and (g) the fair market value of the assets of such Plan equals or exceeds the present value of accumulated benefits under such Plan based upon the actuarial assumptions used for purposes of the most recent actuarial valuation.

                             (viii) The Base Financial Statements reflect
                  contribution liability accruals made in accordance with past practices reflecting the estimated 1999 contribution liability of APC and the Distribution Division to the Pension Plans, the Thrift Plan and the Profit Sharing Plans as of March 31, 1999.

                             (ix) No act, omission or transaction has occurred
                  that would result in imposition on the APC, Seller or any affiliates thereof of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

                             (x) There is no action pending with respect to any
                  of the Plans before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation, or, to the knowledge of Seller, before any state or local governmental agency.

                             (xi) Each Plan subject to the requirements of
                  Section 601 of ERISA has been operated in material compliance therewith. Seller has not contributed to a nonconforming group health plan (as defined in Code Section 5000(c)) and no person under common control with Seller within the meaning of Section 414 of the Code has incurred a tax liability under Code
                  Section 5000(a) that is or could reasonably be expected to be a liability of Seller.

                             (xii) Except for amounts with respect to which
                  Seller has sole responsibility to pay, no amounts payable under any Plan or other agreement, contract, or arrangement with respect to any Employees will fail to be deductible for federal income tax purposes by virtue of Section 280G or
                  Section 162(m) of the Code.

                             (xiii) Complete and correct copies of the following
                  documents have been made available to Purchaser as of the date of this Agreement: (i) all Plans and any related trust agreements or insurance contracts, (ii) the most current summary descriptions of each Plan subject to ERISA, (iii) the three most recent Form 5500s and Schedules thereto for each Plan subject to such reporting, (iv) the most recent determination of the IRS with respect to the qualified status of each Plan that is intended to qualify under Section 401(a) of the Code, (v) the most recent accountings with respect to Plan funded through a trust and (vi) the most recent actuarial report of the qualified actuary of each Plan with respect to which actuarial valuations are conducted.

                  (e) Other Employee Benefit Plans. Section 3.17(e) of Seller's Disclosure Schedule lists, in addition to the Plans, all bonus, profit-sharing, incentive compensation, stock option, pension, retirement, deferred compensation and other plans, agreements, trusts, funds and arrangements for the benefit of the Employees other than those, if any, which do not constitute a Material Employment Contract.

         Section 3.18. Insurance. Seller, in connection with the Distribution Business, and APC have been continuously since January 1, 1995, insured in such amounts and against such risks and losses as are customary for companies conducting businesses similar to the Natural Gas Business during such time period. Neither Seller, in connection with the Distribution Business, nor APC has received any notice of cancellation or termination with respect to any material insurance policy thereof.

         Section 3.19. Patents, Trademarks, Etc. To Seller's knowledge, the Natural Gas Business is conducted without conflict with or infringement of asserted patent, trade names, trademark, copyright, trade secret, know-how or other industrial property rights of others.

         Section 3.20. APC Debt. The principal amount outstanding under the APC Debt as of June 1, 1999, is $58,700,000. There is no default by the obligor under the APC Debt with respect to payments of principal and interest required to be made thereunder.

         Section 3.21. Brokers. Except for Chase Securities, Inc., no broker or finder has acted for or on behalf of Seller or any affiliate of Seller in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any affiliate of Seller for which Purchaser, APC or the Distribution Division has or will have any liabilities or obligations (contingent or otherwise).

         Section 3.22 Year 2000 Compliance. The Natural Gas Business has adopted a Year 2000 compliance program (the "Y2K Program"), a copy of which is attached as Section 3.22 of Seller's Disclosure Schedule, and has filed the Y2K Program with the RCA. APC and the Distribution Division are in compliance with the Y2K Program in all material respects and have substantially performed the tasks required to be performed thereby on or prior to any date as of which this representation is made or deemed to have been made, in each case except to the extent that such failure would not, or could not reasonably be expected to have, a Material Adverse Effect on the Natural Gas Business.

                                   ARTICLE IV

                   Representations and Warranties of Purchaser

         Purchaser represents and warrants to Seller that, except as set forth or disclosed in Purchaser's Disclosure Schedule:

         Section 4.1. Corporate Status and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Purchaser has all the requisite corporate power and corporate authority to execute and deliver this Agreement and the other Operative Documents to which it is a party and to perform its obligations hereunder and thereunder, and the execution, delivery and performance of this Agreement and the other Operative Documents to which Purchaser is a party have been duly authorized by Purchaser's Board of Directors, which constitutes all necessary corporate action required on the part of the Purchaser for such authorization. Purchaser has heretofore delivered to Seller true and complete copies of its Certificate or Articles of Incorporation and bylaws, in each case as amended.

         Section 4.2. Power; Duly Executed. Subject to those matters set forth in this Agreement, Purchaser has full right, power and authority to enter into this Agreement and the other Operative Documents to which Purchaser is a party, and Purchaser has full, right, power and authority to purchase and receive the APC Shares and the Distribution Assets pursuant hereto. This Agreement has been duly executed and delivered on behalf of Purchaser, and, when executed and delivered at the Closing in accordance with this Agreement, each of the other Operative Documents to which Purchaser is a party shall have been duly executed and delivered on behalf of Purchaser. This Agreement does, and, when executed and delivered at the Closing in accordance with this Agreement, each of the other Operative Documents to which Purchaser is a party shall, constitute a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally and general principles of equity.

         Section 4.3. Qualification. Purchaser is duly qualified and in good standing, as a foreign corporation authorized to do business in all jurisdictions where the failure to so qualify would materially adversely affect the business or properties of Purchaser. Prior to the Closing, Purchaser shall become duly qualified and in good standing to do business in the State of Alaska.

         Section 4.4. Governmental Consent. Except for those consents or approvals set forth in Section 4.4 of Purchaser's Disclosure Schedule (the "Purchaser's Required Government Consents"), no consent, waiver, approval or authorization of, or designation, declaration or filing with any governmental authority is or has been required on the part of Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         Section 4.5. Brokers. Except for Banc of America Securities LLC and Charlevoix Energy Partners, no broker or finder has acted for or on behalf of Purchaser or any affiliate of Purchaser in connection with this Agreement or the transactions contemplated by this Agreement. No broker or finder is entitled to any brokerage or finder's fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or any affiliate of Purchaser for which Seller or any affiliate thereof has or will have any liabilities or obligations (contingent or otherwise).

         Section 4.6. Litigation. There are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of Purchaser, threatened against Purchaser or any of the its subsidiaries which (a) will have a Material Adverse Effect or can reasonably be expected to have a Material Adverse Effect on the ability of Purchaser to consummate the transactions contemplated in the Agreement, or (b) challenges or may challenge the validity of this Agreement or any of the Operative Documents to be executed at Closing or seeks to enjoin or otherwise restrain the transactions contemplated herein.

         Section 4.7 No Breach, Etc. The execution, delivery and performance of this Agreement and the Operative Documents to which Purchaser is a party by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not result in (a) any conflict with or breach or violation of or default under the Certificate or Articles of Incorporation or by-laws of Purchaser, or (b) subject to obtaining those consents or approvals described in Sections 4.4 and 4.7 of the Purchaser's Disclosure Schedule (the "Purchaser's Required Approvals", which term shall not include any Purchaser's Required Governmental Consents), any material conflict with or breach or violation of or default under or right to terminate, cancel or accelerate under any material indenture, contract, agreement, license, lease or other instrument to which Purchaser is a party or the creation of imposition of any lien, charge, pledge or encumbrance on any of the material assets of the Purchaser. With respect to the credit agreement related to the Purchaser's Required Approval described in
Section 4.7 of the Purchaser's Disclosure Schedule, such credit agreement is subject to renewal no later than September 30, 1999, and upon such renewal the credit agreement will be amended or otherwise modified so that no consent to the transactions contemplated by this Agreement is required thereunder. Upon such renewal the Purchaser's Disclosure Schedule shall be deemed to be modified so that the requirement to obtain such consent is no longer disclosed thereon.

         Section 4.8. Financial Arrangements of Purchaser. Purchaser presently has and will at all times have adequate sources of funds to provide at the Closing, and at the Closing will have, sufficient funds in order to timely pay the Purchase Price and any adjustments thereto.

         Section 4.9. Financial Statements. Purchaser has heretofore delivered to Seller complete and correct copies of (a) its annual report to shareholders of its most recently ended fiscal year, (b) its Annual Report on Form 10-K for the same fiscal year, as filed with the Securities and Exchange Commission, (c) its proxy statement relating its most recent Annual Meeting of Shareholders and
(d) its quarterly reports on Form 10-Q for any fiscal quarters ended after the fiscal year described in clause (a). The consolidated financial statements of the Purchaser contained therein were prepared in accordance with generally accepted accounting principles applied on a consistent basis, except for changes concurred in by the Purchaser's accountants and disclosed in said financial statements, throughout the periods specified, and present fairly in all material respects the financial condition and results of operations of the businesses of Purchaser as of the dates thereof and for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end audit adjustments) and the absence of footnote disclosure.

         Section 4.10. Purchase for Investment. Purchaser is acquiring the APC Shares for its own account, for investment only, without a view to distribution, as that phrase has meaning under the Securities Act of 1933, as amended (the "Act") and rules and regulations of the Securities and Exchange Commission. Purchaser understands that the effect of the representation and warranty made herein is that the APC Shares must be held by it indefinitely unless subsequently registered under the Act or unless an exemption from registration is available at the time of any proposed sale or other transfer thereof. Purchaser agrees to indemnify and hold harmless Seller against all liabilities, costs and expenses, including reasonable attorneys' fees, and other Losses incurred by Seller as a result of any sale, transfer or other disposition by Purchaser of all or any part of the APC Shares in violation of the Act or applicable state securities laws.

                                    ARTICLE V

                  Covenants and Certain Actions of the Parties

         Section 5.1. Obligations of Seller.

         Section 5.1.1. Conduct of Business, Etc.

         From the date of this Agreement and until the Closing ("Interim Period"), except as is otherwise approved by Purchaser in writing (which approval shall not be unreasonably withheld or delayed), Seller shall:

                  (a) except as permitted or contemplated by this Agreement, carry on the Distribution Business in the ordinary course consistent with past practice and, to the extent consistent with such business, use all reasonable efforts to preserve intact the present business organization and to preserve its relationship with customers, suppliers and others having business dealings with the Distribution Division;

                  (b) except as permitted or contemplated by this Agreement, cause APC to carry on the Transmission Business in the ordinary course consistent with past practice and, to the extent consistent with such business, use all reasonable efforts to preserve intact the present business organization and to preserve its relationships with customers, suppliers and others having business dealings with APC;

                  (c) maintain its corporate existence and, to the extent within the control of Seller, maintain all qualifications of Seller that are required for it to carry on the Distribution Business as set forth in clause (a) above; and cause APC to maintain its corporate existence and, to the extent within the control of Seller, cause APC to maintain all qualifications of APC that are required for it to carry on the Transmission Business as set forth in clause (b) above;

                  (d) not permit APC to amend its Articles of Incorporation or bylaws;

                  (e) except as permitted or contemplated by this Agreement and except for proposed transactions that are disclosed in Seller's Disclosure Schedule, not enter into or amend or permit APC to enter into or amend in any bonus, incentive compensation, deferred compensation, profit sharing, retirement, pension, group insurance, death benefit or other fringe benefit plan, trust agreement, or arrangement affecting any Employees, or any compensation, severance or consulting agreement with any such officer or employee other than in the ordinary course of business or otherwise consistent with past practice or as required by law or any presently existing collective bargaining agreement;

                  (f) not permit APC or the Distribution Division, other than in the ordinary course of business, to create, incur, assume, guarantee or otherwise become liable with respect to any indebtedness for money borrowed except (i) pursuant to the First National Credit Agreement,
         (ii) pursuant to advances made by Seller to the Distribution Division or APC, including under the Intercompany Line of Credit Agreement,
         (iii) in compliance with the provisions of this Agreement, or (iv) in connection with any renewal, extension, rearrangement or refunding of any indebtedness of the Distribution Division or APC reflected in the Base Financial Statements or incurred after the date thereof pursuant to the First National Credit Agreement;

                  (g) except for proposed transactions described in Section 5.1.1(g) of Seller's Disclosure Schedule, refrain from disposing of any material Distribution Assets or material APC Assets other than in the ordinary course of business;

                  (h) except for any proposed transactions described in Section 5.1.1(h) of Seller's Disclosure Schedule, not permit APC to merge or consolidate with any other corporation or acquire any stock, securities, property or assets of any other Person; provided, however, that the foregoing restriction shall not prohibit any acquisition of property or assets to be used by the Natural Gas Business in the ordinary course of business or for capital expenditures permitted by
         Section 5.1.1(k);

                  (i) not permit APC to issue any shares of any class of its capital stock, or enter into any contract, or grant any option, warrant or right, calling for the issuance of any such shares, or create or issue any securities convertible into any such shares or convertible into securities in turn so convertible, or enter into any contract, or grant any option, warrant or right, calling for the issuance of any such convertible securities;

                  (j) advise and consult, and cause APC to advise and consult, with Purchaser in advance of any material actions (including, without limitation, rate filings) to be taken with respect to regulatory matters or other contested matters;

                  (k) except as contemplated by the Natural Gas Business's capital budget or as set forth in Section 5.1.1(k) of Seller's Disclosure Schedule, not make or commit to make, or permit APC to make or commit to make, any capital expenditures, capital additions or capital improvements with respect to the Natural Gas Business in an amount in excess of $1,000,000 with respect to all such capital projects and except for repairs to the Natural Gas Business's property required for safety and/or the continued operation of the Natural Gas Business in accordance with past practice.

                  (l) use all reasonable efforts to obtain waivers of all preferential rights to purchase all or any part of the Distribution Assets and use all reasonable efforts to obtain, and cause APC to use all reasonable efforts to obtain, any consent of third parties necessary to complete the transactions contemplated by this Agreement;

                  (m) use all reasonable efforts to provide substantially in accordance with past practices under that certain Agreement For Services, dated January 1, 1993, as amended, between Seller, the Distribution Division and APC, all material corporate general and administrative services to APC and the Distribution Division of the type previously provided by Seller and cooperate with Purchaser in the transition of the performance of such services to Purchaser at the Closing. Seller will, and will cause the Distribution Division and APC to, terminate such Agreement For Services at Closing at no cost to the Distribution Division or APC;

                  (n) not take undertake any hedging activity that is inconsistent with net open commodity position, if any, described in
         Section 3.13(c) of Seller's Disclosure Schedule; and

                  (o) enter into or amend any Material Contract or any other contract listed on Section 3.12 of Seller's Disclosure Schedule, in each case except to the extent related to any capital expenditure permitted by Section 5.1.1(k).

         Section 5.1.2. Access and Information. APC and Seller have given and, during the Interim Period, Seller shall give, or shall cause to be given, to Purchaser and its employees, agents and representatives full access, at all reasonable times and at Purchaser's expense, to the properties, books, files, records and officers of APC and of Seller, as such relate to the Natural Gas Business, and will furnish or shall cause to be furnished, at Purchaser's expense, all information and documents relating to the Natural Gas Business as Purchaser may reasonably request, and permit Purchaser to contact and meet with the employees of APC and Seller, as such are involved in the Natural Gas Business, and others having business relations with such, at such place or places and at such times as reasonably designated by Purchaser, provided that no such investigation shall unreasonably interfere with the Natural Gas Business, or relationships with employees or customers of Seller or APC. During the Interim Period, Seller shall permit Purchaser to make copies of information relating to the Natural Gas Business contained in the books, files and records of Seller and APC. Purchaser will cause all information regarding Seller, the Distribution Division, APC or the Natural Gas Business obtained or acquired by Purchaser or Purchaser's representatives, employees, consultants, independent contractors, attorneys and financing sources and other advisors (the "Purchaser Parties") pursuant to this Agreement to be used and maintained by the Purchaser Parties in accordance with the terms of the confidentiality agreement dated June 3, 1999, by and between Seller and Purchaser (the "Confidentiality Agreement"). Notwithstanding the foregoing provisions of this Section 5.1.2, Seller shall not be required to disclose information to the extent that the disclosure thereof is prohibited under confidentiality agreements currently in effect on the date hereof.

         (b) Purchaser hereby agrees to defend, indemnify, release, protect, save and hold harmless the Seller Indemnitees from and against any and all Losses (including injury or death of any person or damage to property) arising out of or relating to Purchaser's access to the properties, books, files and records of APC or the Natural Gas Business in connection with this Section 5.1.2, including without limitation any Losses resulting, in whole or in part, from the actions of Purchaser's officers, employees, agents, representatives or affiliates.

         Section 5.1.3. Hart-Scott-Rodino.

                  (a) Seller will prepare and submit to the Federal Trade Commission and the Department of Justice, in a timely manner, all necessary filings for Seller in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act or 1976 and the rules and regulations of the Federal Trade Commission thereunder (collectively, the "Hart-Scott-Rodino Act").

                  (b) In the event that a request for additional information is made of Seller pursuant to the Hart-Scott-Rodino Act, Seller shall use all reasonable efforts to comply with such request as soon as practicable after receipt of such request.

         Section 5.1.4 Limit on Indebtedness For Borrowed Money. At or prior to the Closing, Seller shall take such action as shall be necessary such that, at the Closing, (i) the aggregate indebtedness of the Natural Gas Business for borrowed money or evidenced by leases required to be capitalized for financial reporting purposes in accordance with GAAP does not exceed $58,700,000 (including the APC Debt), and (ii) the outstanding principal balance of the APC Debt does not exceed $58,700,000.

         Section 5.2. Obligations of Purchaser.

         Section 5.2.1. Hart-Scott-Rodino.

                  (a) Purchaser will prepare and submit to the Federal Trade Commission and the Department of Justice, in a timely manner, all necessary filings for Purchaser in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act.

                  (b) In the event that a request for additional information is made of Purchaser pursuant to the Hart-Scott-Rodino Act, Purchaser shall use all reasonable efforts to comply with such request as soon as practicable after receipt of such request.

         Section 5.2.2. Employee Matters. On or before the Closing Date, Purchaser will offer employment to each Employee as of the Closing Date who meets Purchaser's normal employment criteria for similar classifications of employees. Except as hereinafter provided, and subject to the provisions of any presently existing collective bargaining agreement, Purchaser shall have full discretion in determining the terms, conditions and benefits relating to such employment, provided however, that the salaries and other employment benefits, taken as a whole, and the positions of responsibility offered by Purchaser shall be consistent in all material respects with the salary ranges and other employment benefits, taken as a whole, and the levels of responsibility of such Employees in effect on the Closing Date.

         Section 5.2.3. Access to Information. After Closing, Purchaser will, and will cause its counsel and independent public accountants to, afford to representatives of Seller, including its counsel and accountants, reasonable access to all books, records, files and documents related to the Distribution Division, APC or the Natural Gas Business in order to permit Seller to prepare and file its tax returns and to prepare for and participate in any investigation with respect thereto, to prepare for and participate in any other investigation and defend any litigation relating to or involving the Seller, Distribution Division, APC or the Natural Gas Business for which Seller may be responsible, to discharge its obligations under this Agreement and the other Operative Documents to which it is a party and for other reasonable purposes and will afford Seller reasonable assistance in connection therewith. Purchaser will cause such records to be maintained for not less than seven years from the date of Closing and will not dispose of such records without first offering in writing to deliver them to Seller; provided, however, that in the event that Purchaser transfers all or a portion of the Natural Gas Business to any third party during such period, Purchaser may transfer to such third party all or a portion of the books, records, files and documents related thereto, provided such third party transferee expressly assumes in writing the obligations of Purchaser under this Section 5.2.3.

Following the Closing Date, and to the extent reasonably necessary to permit Seller or any of its Affiliates to defend (including, without limitation, any related investigation, appeal or settlement) any lawsuit, mediation, enforcement action, arbitration, administrative hearing or other adjudicative proceeding relating to the Natural Gas Business, Purchaser agrees to afford Seller and its Affiliates and their respective accountants and counsel, during normal business hours, at no cost to Seller other than reasonable out-of-pocket expenses, (i) reasonable access to all employees of Purchaser or any of its Affiliates and all witnesses subject to the control or direction of Purchaser or any of its Affiliates and (ii) reasonable access to all documents and records within the custody or subject to the control of Purchaser or any of its Affiliates; provided, however, that in the event of any litigation nothing herein shall limit either party's rights of discovery under applicable law.

         Section 5.3. Joint Obligations.

                  (a) Purchaser and Seller will, as soon as reasonably possible following the execution of this Agreement, prepare and file with appropriate governmental authorities such requests for approval as may be necessary to obtain any Seller's Required Governmental Consents and Seller's Required Approvals. Purchaser and Seller will diligently pursue such authorizations and will cooperate with each other in seeking such authorizations.

                  (b) Seller, APC and Purchaser mutually agree and covenant as follows with respect to the disposition of the Plans:

                             (i) Effective as of Closing, Purchaser shall adopt,
                  or cause the appropriate affiliate of Purchaser to adopt, those plans listed on Section 5.3(b)(i) of Seller's Disclosure Schedule. Seller (or its insurer) will be liable for benefits incurred by the Employees under such plans, as a result of events occurring prior to Closing.

                             (ii) Effective as of Closing, Purchaser shall also
                  adopt, or cause the appropriate affiliate of Purchaser to adopt, those plans listed on Section 5.3(b)(ii) of Seller's Disclosure Schedule (together with the plans listed on Section 5.3(b)(i) of Seller's Disclosure Schedule, the "Scheduled Plans") as a successor employer of the Employees who are participants therein, without gap or interruption of coverage. Further, effective as of the Closing Date, Purchaser shall assume Seller's obligations under any presently existing collective bargaining agreement affecting the Natural Gas Business.

                             (iii) Subject to the provisions of any presently
                  existing collective bargaining agreement and subject to the provisions of applicable law, Purchaser shall have the right to amend or terminate any Scheduled Plan following the Closing Date; provided, however, that the overall level of benefits provided to the Employees of the Natural Gas Business shall be comparable to the benefits provided to such Employees on the date hereof for at least two years after the Closing Date. With respect to any employee benefit plan that is not a Scheduled Plan, Purchaser shall not assume any obligations thereunder and Seller shall continue to be liable therefor; provided, however, that Seller may amend or terminate any such plan at any time.

                             (iv) Effective as of Closing, Purchaser shall cause
                  APC or the appropriate affiliate of Purchaser to assume the Severance Agreement between Seller and Richard F. Barnes ("Barnes"), a true and correct copy of which has been furnished to Purchaser. Prior to Closing, Purchaser shall enter into severance agreements with each of the other officers of APC, which are identified on Section 5.3(b) of Seller's Disclosure Schedule, providing benefits substantially similar to the benefits provided to such persons under the MSP. In the event Barnes' or any other such officer's employment is subject to an Involuntary Termination (as such term is defined in the applicable severance agreement) within six months following Closing, Seller shall reimburse Purchaser for the cost of any severance benefits provided to such officer in accordance with the applicable severance agreement. Purchaser shall provide severance benefits to each of the other Employees as of Closing (but not including Employees subject to any collective bargaining agreement) in accordance with the terms of the Resource Group Plan set forth in Section 5.3(b)(iv) of Purchaser's Disclosure Schedule. Purchaser will continue to provide severance benefits to such Employees substantially similar to those set forth in such Resource Group Plan for a period of at least three years after the Closing Date.

                             (v) APC, Seller and Purchaser shall cooperate in
                  exchanging information (including pertinent employment records, benefit information, financial statements and other data) or in taking actions respecting the interests of the Employees in each of the plans described in this Section so as to secure an orderly and effective transition of benefit arrangements for the Employees. APC, the Seller and Purchaser agree to use all reasonable efforts to accomplish the purposes of this Section 5.3(b), subject to such changes as may be required by any governmental agency of proper jurisdiction or other regulatory authority.

                  (c) During the Interim Period, neither Purchaser nor Seller shall make, nor permit any of its affiliates or representatives to make, any news release or other public disclosure pertaining to this Agreement or the transactions contemplated hereby without the prior written approval of the other as to both form and content, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, either party may make such news release or other public disclosure which, in the opinion of such party's outside counsel, is required to be made by such party pursuant to applicable securities laws or securities exchange rules.

                                   ARTICLE VI

                          Approvals, Reasonable Efforts

         The parties recognize the importance of obtaining the Seller's Required Governmental Consents, the Seller's Required Approvals, the Purchaser Required Governmental Consents and the Purchaser's Required Approvals and, in this regard, agree to give priority to seeking such approvals. The parties shall apply for and diligently prosecute all applications for, and shall use all reasonable efforts promptly to obtain, such approvals or forebearances from all applicable federal, state and local authorities, and such other governmental authorities as shall be necessary to permit the consummation of the transactions contemplated this Agreement, and shall use all reasonable efforts to bring about the satisfaction as soon as practicable of the transactions contemplated by this Agreement. To this end, the parties agree to make available the personnel and other resources of their respective organizations in order to accomplish actions reasonably required by them to obtain all such approvals.

                                   ARTICLE VII

                              Conditions Precedent

         Section 7.1. Preamble. The respective obligations set forth herein of Seller and Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or before the Closing Date, in the case of Seller, of the conditions set forth in Sections 7.2 and 7.3, and in the case of Purchaser, of the conditions set forth in Sections 7.2 and 7.4. Any of the following conditions may be waived in whole or in part by the party whose obligation to perform at Closing is subject to such condition.

         Section 7.2 Hart-Scott-Rodino Compliance. The applicable waiting period under the Hart-Scott Rodino Act shall have expired or terminated.

         Section 7.3. Conditions to Obligations of Seller.

         Section 7.3.1. Representations and Warranties of Purchaser. The representations and warranties of Purchaser contained in Article IV of this Agreement shall be accurate in all respects (provided that, for purposes of this Section 7.3.1 any representation or warranty contained in Article IV that is qualified by a materiality standard or a Material Adverse Effect qualification shall be read without regard to any such qualifications as if such qualifications were not contained therein) as of the Closing Date, except for such failures which, individually or in the aggregate, have not had and could not reasonably be expected to have, a Material Adverse Effect on Seller. Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

         Section 7.3.2. Officer's Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and signed by its Chairman, President or a Vice President, as to the fulfillment of the conditions set forth in Section 7.3.1 hereof.

         Section 7.3.3 Seller's Required Governmental Consents. All of Seller's Required Governmental Consents shall have been obtained by Final Order.

         Section 7.3.4 Seller's Required Approvals. All of Seller's Required Approvals, the absence of which would have a Material Adverse Effect on Seller or its businesses other than the Natural Gas Business after the Closing, and all of Purchaser's Required Approvals, the absence of which would have a Material Adverse Effect on Purchaser, in each case other than those consents and approvals that are customarily obtained after the closing of a transaction of the nature of the transaction contemplated by this Agreement, have been obtained and are in full force and effect.

         Section 7.3.5. Actions at Closing. Purchaser shall have taken the respective actions to be taken by it at the Closing pursuant to Section 8.1 hereof.

         Section 7.3.6. Absence of Proceedings. No action, suit or proceeding instituted by any governmental authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or governmental authority of competent jurisdiction shall be in effect that could reasonably be expected to prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by this Agreement.

         Section 7.4. Conditions to Obligations of Purchaser.

         Section 7.4.1. Representations and Warranties of Seller. The representations and warranties of Seller contained in Article III and Section
10.1 of this Agreement shall be accurate in all respects (provided that, for purposes of this Section 7.4.1 any representation or warranty contained in
Article III or Section 10.1 that is qualified by a materiality standard or a Material Adverse Effect qualification shall be read without regard to any such qualifications as if such qualifications were not contained therein) as of the Closing Date, except for such failures which, individually or in the aggregate, have not had and could not reasonably be expected to have, a Material Adverse Effect on the Natural Gas Business. Seller shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

         Section 7.4.2. Officer's Certificate. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and signed by its Chairman, President or Vice President, as to the fulfillment of the conditions set forth in Section 7.4.1 hereof.

         Section 7.4.3 Governmental Consents. All of Seller's Required Governmental Consents and Purchaser's Required Governmental Consents shall have been obtained by Final Order.

         Section 7.4.4 Other Approvals. All of Seller's Required Approvals, the absence of which would have a Material Adverse Effect on Purchaser and on the Natural Gas Business after the Closing, and all of Purchaser's Required Approvals, the absence of which would have a Material Adverse Effect on Purchaser, in each case other than consents and approvals that are customarily obtained after the closing of a transaction of this nature, have been obtained and are in full force and effect.

         Section 7.4.5. Actions at Closing. Seller shall have taken the actions to be taken by Seller at the Closing pursuant to Section 8.1. hereof.

         Section 7.4.6. Absence of Proceedings. No action, suit or proceeding instituted by any governmental authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or governmental authority of competent jurisdiction shall be in effect that could reasonably be expected to prohibit, restrain, enjoin or restrict the consummation of the transactions contemplated by this Agreement.

         Section 7.4.7. Maintenance of Material Qualifications. Prior to Closing, Seller shall have maintained all material qualifications of Seller that are required for it to carry on the Distribution Business and shall have maintained all material qualifications of APC that are required for it to carry on the Transmission Business.

                                  ARTICLE VIII

                                     Closing

         Section 8.1. Closing. The closing of the purchase and sale of the APC and the Distribution Assets (the "Closing") will take place at the offices of Vinson & Elkins L.L.P., 2300 First City Tower, 1001 Fannin, Houston, Texas on the first business day following five calendar days after all of the conditions specified in Section 7.3 and 7.4 have been satisfied, unless another time, date and place is agreed to in writing by the parties. The date of the Closing is referred to in this Agreement as the "Closing Date." At the Closing the following events shall occur, each event being deemed to have occurred simultaneously with the other events:

                  (a) Seller will deliver to Purchaser the APC Shares and the APC Debt, by delivering the certificates representing the APC Shares and the instruments representing the APC Debt, in each case endorsed or accompanied by stock or bond powers, as applicable (in form reasonably satisfactory to counsel for Purchaser), in favor of Purchaser; and

                  (b) Purchaser will pay the Purchase Price, as adjusted, by wire transferring such amount, in lawful money of the United States of America in immediately available funds, to such account as Seller shall have designated by notice to Purchaser; and

                  (c) Seller and Purchaser shall execute and deliver a General Assignment and Bill of Sale ("General Assignment") substantially in the form of Exhibit A attached hereto, it being understood and agreed that the schedules attached to the General Assignment as so executed and delivered shall be appropriately modified and amended to reflect dispositions and acquisitions of Distribution Assets after the date hereof;

                  (d) To the extent consistent with the other provisions of this Agreement, Seller shall execute and deliver at Closing such other conveyances, certificates of title and bills of sale reasonably requested by Purchaser that are necessary in order to satisfy any applicable Legal Requirement relating to the transfer of the Distribution Assets to Purchaser or which are customarily given in Alaska to accomplish transfers of assets of the type involved; provided, however, that nothing in this clause (e) shall obligate Seller to execute or deliver any document that affects, in a manner adverse to Seller, Seller's liability to Purchaser as expressed herein and in the General Assignment.

                  (e) Seller shall have delivered to Purchaser the original Letter of Credit.

                                   ARTICLE IX

                                   Termination

         Section 9.1. Termination. Subject to Section 9.2 hereof, this Agreement and the transactions contemplated hereby may be terminated and abandoned:

                  (a) at any time prior to the Closing Date by mutual consent of Purchaser and Seller; or

                  (b) by Purchaser or Seller at any time after December 31, 1999 (the "Termination Date") if the Closing shall not have occurred on or prior to such date; provided, however, that either party may extend the Termination Date for an additional three months from such originally scheduled Termination Date if all the conditions to consummation of the transactions contemplated hereby set forth in Article VII hereof have either been satisfied or are then capable of being satisfied by such date, other than the conditions set forth in Sections 7.3.3 and 7.4.3; and provided further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

                  (c) by Purchaser or Seller at any time within 30 days following the issuance of a ruling by the RCA to the effect that the transactions contemplated by this Agreement to occur at Closing will not be authorized to occur; or

                  (d) at any time on or before the Closing Date, by Purchaser if Seller shall have failed to perform, satisfy and comply with, in any material respect, on the date specified, any material term, condition or provision herein required of Seller on or before the Closing Date;

                  (e) at any time on or before the Closing Date, by Seller if Purchaser shall have failed to perform, satisfy and comply with, in any material respect, on the date specified any material term, condition or provision herein required of Purchaser on or before the Closing Date; or

                  (f) by Purchaser at any time on or before the Closing Date, upon the immediate payment by Purchaser to Seller of a termination fee of $10 million, upon receipt of which by Seller (i) such termination shall become effective and (ii) Seller shall promptly return the original Letter of Credit to Purchaser.

         The power of termination and abandonment of the transactions contemplated by this Agreement pursuant to this Section 9.1 will be effective only after written notice thereof, signed on behalf of the party for which it is given by a duly authorized officer, shall have been given to the other party hereto.

         Section 9.2 Limitation on Right to Terminate; Effect of Termination.

                  (a) A party shall not be allowed to exercise any right of termination pursuant to Section 9.1 if the event giving rise to the termination right shall be due to the willful failure of such party seeking to terminate this Agreement to perform or observe in any material respect any of the covenants, or agreements hereof to be performed or observed by such party.

                  (b) If this Agreement is terminated as permitted under Section
         9.1 hereof, such termination shall be without liability of or to any party to this Agreement, or any shareholder, director, officer, employee, agent, servant, consultant or representative of such party; provided, however, that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of any other party or to perform a covenant of this Agreement or from a material and willful breach by any party to this Agreement, then such party shall (subject to the limitation set forth in the last sentence of this Section 9.2(b)) be fully liable for any and all damages sustained or incurred by the other party. If either party to this Agreement resorts to legal proceedings to enforce this Agreement, the prevailing party in such proceedings shall be entitled to recover all costs incurred by such party including reasonable attorney's fees, in addition to any other relief to which such party may be entitled; provided, however, and notwithstanding anything to the contrary in this Agreement, in no event shall either party be entitled to receive any punitive, indirect or consequential damages.

                  (c) Notwithstanding anything in Section 9.2(b) to the contrary, if Seller terminates this Agreement pursuant to Section 9.1(e) or as the result of any default or breach by Purchaser of Purchaser's obligations hereunder, then Seller shall be entitled to receive an amount equal to $10,000,000 as liquidated damages, and as Seller's sole remedy in connection therewith, free of any claims by Purchaser or any other Person with respect thereto (the parties hereby acknowledging that the extent of damages to Seller occasioned by such breach or default by Purchaser would be impossible or extremely difficult to ascertain and that the amount of such liquidated damages is a fair and reasonable estimate of such damages under the circumstances).

                  (d) Upon the election by Seller to terminate this Agreement pursuant to Section 9.1(e) hereof because of Purchaser being in default or breach of its obligations under this Agreement (collectively, the "Breach Event"), Seller shall give notice of the Breach Event and its decision to terminate this Agreement to Purchaser. If Purchaser fails to cure such Breach Event within one Business Day after such notice is received by Purchaser, then Seller shall have the right to give notice to Purchaser of the failure to cure the Breach Event and demand payment from Purchaser of the $10 million liquidated damages. If Purchaser fails to pay to Seller the $10 million liquidated damages, in cash or by wire transfer to an account designated by Seller within one Business Day after the notice demanding payment of the liquidated damages is received by Purchaser, then Seller shall have the right to draw on the Letter of Credit in the full amount of $10 million for the full payment of the $10 million liquidated damages. If it is finally determined (which determination is no longer subject to further review or appeal) in accordance with the dispute resolution mechanisms permitted by this Agreement that Seller was not entitled to receive liquidated damages, then Seller shall, within 10 business days after such final determination, remit such liquidated damages, together with interest at the annual rate equal to the prime rate of Bank of America plus 2% from the date of payment to Seller until the date of payment to Purchaser.


                                    ARTICLE X

                                      Taxes

         Section 10.1 Seller Tax Representations and Warranties.

                  (a) Seller represents and warrants with respect to APC and the Distribution Division that, except as set forth or disclosed in Section 10.1(a) of Seller's Disclosure Schedule (i) all Tax Returns required to be filed have been filed or requests for extensions have been timely filed, (ii) all such Tax Returns are true and correct in all material respects, and (iii) all Taxes shown to be due on such Tax Returns have been paid in full. Except as set forth in Section 10.1(a) of Seller's Disclosure Schedule, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of APC or the Distribution Division which have not been fully paid or finally settled, and any such deficiency shown in Section 10.1(a) of Seller's Disclosure Schedule is being contested in good faith through appropriate proceedings. Except as set in Section 10.1(a) of Seller's Disclosure Schedule, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes of APC or the Distribution Division for any period of time. Except as set forth in Section 10.1(a) of Seller's Disclosure Schedule, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of APC or the Distribution Division, and neither the

         Seller nor APC has any knowledge of any threatened action, audit, or administrative or court proceeding with respect to any Taxes or Tax Returns of APC or the Distribution Division.

                  (b) Seller and APC are and will be members of an "affiliated group" within the meaning of Section 1504 of the Code as of the Closing Date.

                  (c) Except as set forth in Section 10.1(c) of Seller's Disclosure Schedule, neither Seller nor APC is a party to any allocation or sharing agreement regarding Taxes with any person.

                  (d) Seller is not a resident alien individual or foreign corporation within the meaning of Section 897 of the Code and Purchaser is not required to withhold Tax on the Purchase Price by reason of
         Section 1445 of the Code or any other provision.

                  (e) Except as set forth in Section 10.1(e) of Seller's Disclosure Schedule, there are no powers of attorney in effect relating to Taxes of Seller or APC.

                  (f) Except as set forth in Section 10.1(f) of Seller's Disclosure Schedule, there is no dispute or claim as to the Tax liability of any other person as to which Seller or APC has an indemnification obligation.

         10.2 Tax Covenants and Indemnification

                  (a) Code Section 338(h)(10) Election; Purchase Price Allocation. Upon consummation of the transactions contemplated by this Agreement, Seller and Purchaser shall join in making a timely election under Section 338(h)(10) of the Code (a "Section 338(h)(10) Election") with respect to the purchase of the APC Shares and shall make similar elections under state and local law to the fullest extent possible. Purchaser will be responsible for preparing and filing all documents and materials necessary in connection with making the Section 338(h)(10) Election and any similar elections under state and local law. Not later than 120 days after the Closing Date, Purchaser shall prepare and deliver to Seller a proposed allocation of the Purchase Price for purposes of the Section 338(h)(10) Election. Purchaser and Seller shall timely complete and file Form 8023 and any similar form under applicable state law. If Purchaser and Seller cannot agree on such allocation, Purchaser and Seller will select a nationally recognized accounting firm or other recognized expert to appraise the assets of APC. The cost of such appraisal will be divided between Purchaser and Seller equally. Purchaser and Seller agree not to take any position inconsistent with any such allocation for Tax reporting purposes. Purchaser and Seller will file all Tax Returns in a manner consistent with the Section 338(h)(10) Election and the valuation of APC's assets determined as provided above.

                  (b) Transfer Taxes. Seller shall be liable for all sales, use, documentary, recording, stamp, transfer or similar Taxes, assessments or fees arising from the transaction contemplated by this Agreement; provided, however, that if and to the extent that the aggregate amount thereof exceed $150,000, then Purchaser shall pay 50% of the amount of such excess, up to a maximum payment with respect thereto by Purchaser of $50,000.

                  (c) Information. Seller and Purchaser will make available to each other, and to any taxing authority, all information, records, or documents relating to the liability or potential liability for Pre-Closing Taxes that may be reasonably requested by a party and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof, provided Seller and Purchaser shall reserve the confidentiality of any such information, records or documents.

                  (d) Seller Indemnification. Seller shall be responsible for and shall indemnify and hold harmless Purchaser, its subsidiaries and APC from and against any and all Tax claims resulting from, arising out of or relating to: (i) any and all Taxes imposed on or incurred by Purchaser or APC as a result of a breach of the representations and warranties made in Section 10.1 of this Article; (ii) any and all Pre-Closing Taxes imposed on, incurred by or attributed to APC or the Distribution Division, including any federal, state or local Taxes incurred as a result of making the Section 338(h)(10) Election, except to the extent any such Taxes are taken into account in determining the adjustment to the Purchase Price pursuant to Section 2.4, and (iii) any liability resulting from, arising out of or relating to, in the nature of, or caused by any liability of APC for Taxes of any person other than APC under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law).

                  (e) Purchaser Indemnification. Purchaser shall be responsible for and shall indemnify and hold harmless Seller from and against any and all Tax claims resulting from, arising out of or relating to any and all Post-Closing Taxes imposed on or incurred by APC or the Distribution Division.

                  (f) Procedures for Indemnification. The procedures for indemnification pursuant to this Article 10 shall be conducted in a manner consistent with Section 12.2 hereof.

                  (g) Proration of Tax Items. The Parties agree that for purposes of allocating tax items of APC and the Distribution Division between Seller and Purchaser for the Tax year that includes the Closing Date, such tax items for such Tax year shall be apportioned between Seller and Purchaser based upon the actual operations of APC and the Distribution Division during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period); provided, that ad valorem Taxes shall be prorated on a daily basis.

                  (h) Filing Responsibility. Purchaser and APC shall be responsible for filing all Tax Returns and paying all Taxes due with respect to periods ending after the Closing Date. To the extent the law permits or requires a short period return for the period or portion thereof ending on or before the Closing Date, Seller shall be responsible for filing such returns and paying all Taxes due with respect to such period. Purchaser will take such steps as are reasonably requested by Seller so that Seller will have the authority necessary for Seller to be able to execute and timely file the Tax Returns required to be filed by Seller.

                  (i) Tax Refunds and Tax Benefits. Any Tax refunds that are received by Purchaser or APC, and any amounts credited against Tax to which Purchaser or APC become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against any Tax by a taxing authority to the Purchaser or APC of any amount accrued as of the Closing Date, Purchaser shall pay such amount to Seller within fifteen (15) days after receipt or entitlement thereto.

                  (j) Control of Tax Audits. Seller shall have the right, at its own expense, to control any audit or examination by any taxing authority ("Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date and relating to APC or the Distribution Division. With respect to the items described in the preceding sentence, Seller shall consult with Purchaser with respect to the resolution of any such issue that would adversely affect Purchaser, and with respect to Taxes other than income Taxes will not settle any such issue, or file any amended return relating to such issue, without the consent of Purchaser, which consent shall not be unreasonably withheld. Seller will not enter into any binding agreement with any Tax Authority with respect to Taxes (other than income Taxes) for Tax periods ending or beginning after the Closing Date. Purchaser shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes for any taxable period beginning before the Closing Date and ending after the Closing Date, provided, that Purchaser shall consult with Seller with respect to the resolution of any issue that would adversely affect Seller, and, with respect to Taxes, other than income Taxes, will not settle any such issue, or file any amended return relating to any such issue, without the consent of Seller, which consent shall not unreasonably be withheld. Where consent to a settlement is withheld by the other party pursuant to this Section, such other party may continue or initiate any further proceedings at its own expense, provided that the liability of the first party, after giving effect to this Agreement, shall not exceed the liability that would have resulted from the settlement or amended return.

                  (k) Cooperation on Tax Matters.

                              (i) Purchaser, APC and Seller shall cooperate
                  fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the preservation of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller agrees (A) to retain all books and records in its possession with respect to Tax matters pertinent to APC and the Distribution Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention requirements or agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller shall allow Purchaser to take possession of such books and records.

                           (ii) Purchaser and Seller further agree, upon
                  request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder with respect to the transactions contemplated by this Agreement.

                  (l) Survival of Obligations. The obligations of the parties set forth in this Article X shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statute(s) of limitations.

                                   ARTICLE XI

                                   Definitions

         As used herein, the following terms have the following meanings:

         AAA: As defined in Section 13.11(b)(ii).

         Act: As defined in Section 4.10.

         Agreement: This Purchase and Sale Agreement, dated as of July 15, 1999, between Seller and Purchaser, as the same may be amended or modified in writing by the parties from time to time.

         APC: Alaska Pipeline Company, an Alaska corporation.

         APC Assets: All assets, properties and rights of APC.

         APC Debt: The (i) debt of APC owned by Seller and described in the Seller's Disclosure Schedule and (ii) indebtedness under the Intercompany Line of Credit.

         APC Debt Purchase Price: As defined in Section 2.3.

         APC Shares: All the outstanding shares of capital stock of APC.

         Assets Purchase Price: As defined in Section 2.2.

         Barnes: As defined in 5.3(b)(iv).

         Base Financial Statements: As defined in Section 3.8.

         Business Day: Any day except Saturday, Sunday and any other day on which banking institutions located in the City of New York, New York are required or authorized to close.

         Board of Directors: Either of the respective boards of directors of Seller and Purchaser or any duly authorized committee of that board.

         Claim Notice: A written notice of claim given by a party seeking indemnification pursuant to the terms of this Agreement that specifies in reasonable detail the specific nature of the Losses and the estimated amount of such Losses.

         Closing: As defined in Section 8.1.

         Closing Date: As defined in Section 8.1.

         Code: The Internal Revenue Code of 1986, as amended.

         Contracts: In the case of Seller, all agreements, contracts, notes and other legally binding commitments to which Seller is a party and which relate to the Distribution Division and, in the case of APC, all agreements, contracts, notes and other legally binding commitments to which APC is a party.

         Distribution Assets: The "Assets," as defined in the General
Assignment.

         Distribution Business: The business carried on and conducted by the Distribution Division.

         Distribution Division: Seller's Alaskan natural gas distribution division generally known as "ENSTAR Natural Gas Company."

         Environmental Laws: Any and all federal, state and local laws, statutes, regulations, rules, orders, ordinances or permits of any governmental authority pertaining to health, the environment, wildlife or natural resources in effect in any and all jurisdictions in which the APC Assets and Distribution Assets are located, including, without limitation, the Clean Air Act, as amended, and the Federal Water Pollution Control Act, as amended, the Rivers and Harbors Act of 1899, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act, as amended, The Hazardous and

Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act, as amended, the Hazardous Materials Transportation Act, as amended, the Natural Gas Pipeline Safety Act of 1968, as amended and the Hazardous Liquid Pipeline Safety Act of 1979, as amended.

         Employees: As defined in Section 3.17(d)(i).

         ERISA: The Employee Retirement Income Security Act of 1974, as amended from time to time.

         Existing Loan Documents: The mortgages, indentures, security agreements and other instruments listed in Seller's Disclosure Schedule, together with any mortgages, indentures, security agreements or other instruments executed and delivered by Seller or APC after the date hereof in connection with the renewal, extension, rearrangement or refunding of the indebtedness evidenced or secured by any of such listed mortgages, indentures, security agreements or other instruments to the extent accomplished in compliance with this Agreement.

         Final Order: An action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied.

         First National Credit Agreement: As defined in Section 3.9(d).

         General Assignment: As defined in Section 8.1(c).

         Hart-Scott-Rodino Act: As defined in Section 5.1.3.

         Indemnified Party: As defined in Section 12.2(e).

         Indemnifying Party: As defined in Section 12.2(e).

         Intercompany Line of Credit Agreement: The Revolving Credit Agreement dated as of July 1, 1998, between the Distribution Division and Seller.

         Interim Period: As defined in Section 5.1.1.

         knowledge: When used in the phrases "to Seller's knowledge," "to the knowledge of Seller" or similar phases with respect to Seller, means, and shall be limited to, the actual knowledge of the executive officers of Seller or APC or the senior employee of Seller or APC who are responsible for the area of operation of the Natural Gas Business to which such person's knowledge relates.

         Legal Requirements: Any and all applicable (i) federal, state, local and foreign laws (statutory and administrative), ordinances and regulations,
(ii) judgments, orders, writs, injunctions, decrees and (iii) contracts with any federal, state or foreign court, arbitrator or administrative or governmental authority, bureau or agency relating to compliance with matters described in (i) or (ii) above.

         Losses: As defined in Section 12.2(a).

         Material Adverse Effect: With respect to any Person, an occurrence or condition that has a material adverse effect on the condition (financial or otherwise) of operations, business, property or prospects of such Person, taken as a whole, or materially hinders or impedes the consummation of the transactions contemplated by this Agreement; provided, however, that an occurrence or condition shall not constitute a Material Adverse Effect to the extent that the Distribution Division or APC realizes the benefit of insurance maintained by or for the benefit of the Natural Gas Business or is recoverable by the Natural Gas Business through operation of current tariffed rates; provided further that any action or threatened action from the RCA, either in connection with its consideration of the approval of the transactions contemplated by this Agreement or otherwise, shall not form the basis, directly or indirectly, for a Material Adverse Effect with respect to the Distribution Division, APC or the Natural Gas Business.

         Material Contract: Any Contract which (a) calls for payments to or from Seller or APC, on the one hand, and any third party, on the other hand, of an amount in excess of $1,250,000 for any 12-month period commencing on or after the date hereof and (b) is not terminable solely at the option of Seller or APC, as the case may be, without penalty on no more than 90 days notice.

         Material Employment Contract: Any employment, management, consulting or similar agreements or any labor contracts or collective bargaining agreement that (a) calls for payments from Seller or APC of an amount in excess of $50,000 for any 12-month period commencing on or after the date hereof and (b) is not terminable solely at the option of Seller or APC, as the case may be, without penalty on no more than 90 days notice.

         Material Liability: In the case of any Person, any material liability of such Person; provided however, such term shall not include any material liability the cost or expense associated with which insurance proceeds have been recovered by such Person or is recoverable by such Person through operation of current tariffed rates.

         Material Permits: All Permits relating to the Natural Gas Business other than those the absence of which would not have a Material Adverse Effect.

         MSP: As defined in Section 5.3(b)(i).

         Natural Gas Business: The Distribution Business and the Transmission Business, taken together.

         Natural Gas Business Financial Statements: As defined in Section 3.8.

         Notice Period: As defined in Section 12.2(e)

         Operating Plan: As defined in Section 3.17(d)(i).

         Operative Documents: This Agreement, the General Assignment, the Tax Agreement and all other documents executed and delivered by Seller or Purchaser at Closing.

         Pension Plans: As defined in Section 3.17(d).

         Permits: Any and all permits, authorizations, certificates, approvals, registrations, legal status, variances, franchises, orders or other approvals and licenses (i) under any Legal Requirement or (ii) granted by any federal, state, local or foreign administrative authority, bureau or agency.

         Permitted Encumbrances: As applied to Seller or APC:

                  (a) liens for taxes, assessments and governmental charges not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established;

                  (b) carriers', warehousemen's, materialmen's, mechanics', repairmen's, employees' or other similar liens or charges for liquidated amounts arising in the ordinary course of business (i) if securing amounts that have not yet become due and payable or payment is being withheld as provided by law or (ii) if their validity is being contested in good faith in the ordinary course of business by appropriate action and for which adequate reserves have been established;

                  (d) liens incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance and other social security, or to secure the performance of leases, tenders, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money or the obtaining of advances or credit);

                  (e) any judgment lien relating to a judgment for not more than $50,000, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay;

                  (f) leases granted in the ordinary course of business or leases to which any property acquired in connection with the Natural Gas Business in the ordinary course of business is subject;

                  (g) any encumbrances (other than to secure the payment of money), easements, rights-of-way, permits, reservations, leases, rights in respect of gravels, minerals, oil, gases or water or in respect of grazing, logging, mining, canals, ditches, reservoirs or the like, conditions, covenants, and restrictions, provided that such encumbrances, easements, rights-of-way, permits, reservations, leases, rights, conditions, covenants, and restrictions are such that they will not either individually or in the aggregate, if exercised or availed of, interfere materially with the use or operation of the property of Seller or APC affected thereby for the purpose for which such property is currently used;

                  (h) all Legal Requirements and rights reserved to or vested in any municipality or public authority to control, regulate or use any property of Seller or APC;

                  (i) other than any consents of any governmental authority, any required third party consents to assignment and similar agreements and obligations with respect to which prior to Closing (A) waivers or consents have been obtained from the appropriate Person, (B) the applicable period of time for asserting such rights has expired without any exercise of such rights or (C) arrangements reasonably satisfactory to Purchaser have been made by the parties to allow Purchaser to receive substantially the same economic benefits as if all such waivers and consents had been obtained;

                  (j) all rights to consent by, required notices to, filings with, or other actions by any governmental authority in connection with the transactions contemplated hereby;

                  (k) reservations and other matters relating to titles to leases and leasehold interests in oil and gas properties and the lands covered thereby, if such reservations and other matters do not, in the aggregate, do not materially impair the use of such leases or leasehold interests for the purposes for which they are held or the value of the interest therein;

                  (l) any liens, mortgages or encumbrances given by the Distribution Division and/or APC for the benefit of the other securing indebtedness owing from one of the foregoing to the other; and

                  (m) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever (but not including liens to securing indebtedness for borrowed money) affecting the APC Assets or the Distribution Assets that individually or in the aggregate do not, in the aggregate, materially impair the use of such assets for the purposes for which they are held or the value of the interest therein.

         Person: An individual, corporation, limited liability company, partnership, joint venture, bank, trust, unincorporated organization and/or a government or any department or agency thereof. Such term shall also include the Distribution Division.

         PBGC: As defined in Section 3.17(d)(vii).

         Plans: As defined in Section 3.17(d)(i).

         Post-Closing Taxes: Any taxable period beginning after the Closing Date, and, for any taxable period beginning before the Closing Date and ending after the Closing Date, Taxes relating to the portion of such taxable period after but not including the Closing Date.

         Pre-Closing Taxes: Any taxable period ending on or prior to the Closing Date, and, for any taxable period beginning before the Closing Date and ending after the Closing Date, Taxes relating to the portion of such taxable period up to and including the Closing Date.

         Profit Sharing Plans: As defined in Section 3.17(d)(i).

         Purchase Price: The Stock Purchase Price, the Assets Purchase Price and the APC Debt Purchase Price, taken together.

         Purchaser: SEMCO ENERGY, Inc., a Michigan corporation.

         Purchaser Indemnitees: Purchaser and its officers, directors, employees, agents, representatives, affiliates, subsidiaries (including, from and after the Closing, APC), successors and assigns.

         Purchaser's Disclosure Schedule: The disclosure schedule of Purchaser attached hereto; and the phrase disclosed in Purchaser's Disclosure Schedule shall mean as set forth or referred to in Purchaser's Disclosure Schedule.

         Purchaser's Required Approvals: As defined in Section 4.7.

         Purchaser's Required Governmental Consents: As defined in Section 4.4.

         RCA: The Regulatory Commission of Alaska, together with any predecessor commission or agency (including, without limitation, the Alaska Public Utilities Commission) or any successor commission or agency.

         Salaried Plan: As defined in Section 3.17(d)(i).

         Section 338(h)(10) Election:  As defined in Section 10.2(a).

         Seller: Ocean Energy, Inc., a Texas corporation.

         Seller's Disclosure Schedule: The disclosure schedule of Seller attached hereto; and the phrase "disclosed in Seller's Disclosure Schedule" shall mean as set forth or referred to in Seller's Disclosure Schedule.

         Seller's Required Approvals: As defined in Section 3.7.

         Seller's Required Governmental Consents: As defined in Section 3.4.

         Seller Indemnitees: Seller and its officers, directors, employees, agents, representatives, affiliates, subsidiaries, successors and assigns.

         SERP: As defined in Section 3.17(d)(i).

         Stock Purchase Price: As defined in Section 2.1.

         Tax Agreement: As defined in Section 8.1(e).

         Taxes means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state or local foreign taxing authority, including but not limited to, income, excise, real or personal property, sales, transfer, franchise, payroll, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto.

         Tax Return: Any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes including amendments thereto.

         Termination Date:  As defined in Section 9.1(b).

         Thrift Plan: As defined in Section 3.16(d)(i).

         Transmission Business: The business carried on and conducted by APC.


                                   ARTICLE XII

                         Assumption and Indemnification

         12.1 Assumption. Subject to Section 5.1.4 and Seller's indemnification obligation set forth in Section 12.2(b), at the Closing, Purchaser shall assume all liabilities, duties and obligations of every kind whatsoever of Seller relative to the ownership or operation of the Natural Gas Business, including, without limitation, the obligation to pay all trade and other accounts payable relative to the Natural Gas Business.

         12.2 Indemnification .

                  (a) Subject to Section 12.2(c), and except for those matters set forth in Article X which shall be governed by the terms of Article X, Purchaser shall indemnify, defend and hold harmless the Seller Indemnitees from and against any and all claims, liabilities, losses, causes of actions, costs and expenses (including, without limitation, involving theories of negligence or strict liability and including court costs and attorneys' fees) ("Losses") asserted against, resulting from, imposed upon or incurred by any of the Seller Indemnitees as a result of, or arising out of, the breach of any of the representations, warranties, covenants or agreements of Purchaser contained in this Agreement, or as a result of, or arising out of, the ownership or operation of the Natural Gas Business, the Distribution Assets or the APC Assets, regardless in each case whether known or unknown, or whether attributable to periods of time before or after the Closing Date; provided, however, that Purchaser shall have no obligation to indemnify any of the Seller Indemnitees with respect to any matter to the extent Seller is indemnifying Purchaser for such matter pursuant to
         Section 12.2(b).

                  (b) Subject to Section 12.2(d), and except for those matters set forth in Article X which shall be governed by the terms of Article X, Seller shall indemnify, defend and hold harmless the Purchaser Indemnitees from and against all Losses asserted against, resulting from, imposed upon or incurred by any of the Purchaser Indemnitees as a result of, or arising out of (i) the breach of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement, (ii) the litigation described under Item Nos. 1 and 2 on Section 3.14 of Seller's Disclosure Schedule or (iii) any oral or written representations or other actions by Seller, APC or the Distribution Division prior to the Closing Date to any Employee not subject to collective bargaining agreements, if and to the extent such representations or actions are a significant cause of such Employee's employment status being other than at-will; provided, however, that with respect to the matters set forth in clause (iii) above, the amount of Losses attributable to an Employee's not having at-will status shall only be the amount by which Purchaser suffers Losses in excess of the amount, if any, that Purchaser would otherwise be obligated to pay such Employee upon termination under the terms of a severance agreement referred to in Section 5.3(b)(iv) hereof or the Resource Group Plan described in Section 5.3(b)(iv) hereof. Notwithstanding any provision in this Agreement to the contrary, the indemnification for Losses described in clauses (ii) and (iii) shall not be subject to the threshold set forth in Section 12.2(d)(iv) hereof. Notwithstanding any provision in this Agreement to the contrary, Seller's obligation to indemnify Purchaser with respect to any litigation proceeding described in clause (ii) above shall terminate upon a final, nonappealable judgment is obtained with respect to such proceeding or such proceeding is dismissed with prejudice, whichever is earlier. Notwithstanding any provision in this Agreement to the contrary, Seller's obligation to indemnify Purchaser with respect to the matters set forth in clause
         (iii) above shall terminate on the third anniversary of the Closing
         Date.

                  (c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL PURCHASER BE LIABLE TO SELLER INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; provided, however, that if a Seller Indemnitee is held liable to a third party for any of such damages and Purchaser is obligated to indemnify such Seller Indemnitee for the matter that gave rise to such damages, then Purchaser shall be liable for, and obligated to reimburse such Seller Indemnitee for, such damages.

                  (d) Notwithstanding anything to the contrary in this Agreement, but subject to the last two sentences of Section 12.2(b), the liability of Seller under this Agreement and any documents delivered in connection herewith or contemplated hereby shall be limited as follows:

                             (i) IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER
                  INDEMNITEES FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES; provided, however, that if a Purchaser Indemnitee is held liable to a third party for any of such damages and Seller is obligated to indemnify such Purchaser Indemnitee for the matter that gave rise to such damages, then Seller shall be liable for, and obligated to reimburse such Purchaser Indemnitee for, such damages.

                             (ii) In no event shall any amounts be recovered
                  from Seller under Section 12.2(b) or otherwise for any matter for which a Claim Notice is not delivered to Seller; (A) in the case of indemnity for breach of a representation or warranty, prior to the close of business on the date of termination of such representation or warranty pursuant to
                  Section 12.2(d)(iii), (B) in the case of any covenant or agreement of Seller, other than those covenants or agreements set forth in Section 5.2.2 or 5.3(b)(i), prior to the close of business on the 18-month anniversary of the Closing Date, and
                  (C) in the case of the covenants or agreements of Seller set forth in Sections 5.2.2 or Section 5.3(b)(i), prior to the end of any applicable statute of limitations; provided, however, that such indemnities shall survive with respect only to the specific matter that is the subject of any Claim Notice delivered in good faith in compliance with the requirements of this Section 12.2(d)(ii) until the earlier to occur of (A) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

                             (iii) The representations and warranties of Seller
                  (i) set forth in Section 3.10 shall survive the Closing for a period of 180 days, and such representations and warranties of Seller shall terminate at 5:00 p.m., local time in Alaska, on the 180th day after the Closing Date, and (ii) the representations and warranties of Seller set forth in Section
                  3.17 shall survive the Closing for the full period of any applicable statute of limitation. Except as set forth in the preceding sentence, the representations, warranties, covenants and agreements of Seller set forth in this Agreement shall survive the Closing for a period of 18 months, and all representations, warranties, covenants and agreements of Seller under this Agreement shall terminate at 5:00 p.m., local time in Alaska, on the 18 month anniversary of the Closing Date; provided, however, that any such representation, warranty, covenant or agreement that is the subject of a proper Claim Notice delivered in good faith shall survive with respect only to the specific matter described in such Claim Notice until the earlier to occur of (A) the date on which a final nonappealable resolution of the matter described in such Claim Notice has been reached or (B) the date on which the matter described in such Claim Notice has otherwise reached final resolution.

                             (iv) Notwithstanding anything to the contrary in
                  this Agreement, in no event shall Seller indemnify the Purchaser Indemnitees, or be otherwise liable in any way whatsoever to the Purchaser Indemnitees, for any Losses until the Purchaser Indemnitees have suffered Losses in the aggregate in excess of a deductible in an amount equal to $3,000,000, after which point Seller will be obligated only to indemnify the Purchaser Indemnitees from and against further Losses in excess of such deductible.

                             (v) Notwithstanding anything to the contrary
                  herein, in no event shall Seller indemnify the Purchaser Indemnitees, or be otherwise liable in any way whatsoever to the Purchaser Indemnitees, for any Losses in excess of an amount equal to the Purchase Price (before giving effect to any adjustments provided for pursuant to this Agreement).

                             (vi) Seller may (but will not be required to), from
                  time to time prior to or at the Closing, by notice in accordance with this Agreement, supplement or amend the Seller's Disclosure Schedule, including without limitation one or more supplements or amendments to correct any matter which would constitute a breach of any representation, warranty or covenant herein contained; provided, however, that subject to the following sentence, no such supplement or amendment will affect the rights or obligations of the parties to this Agreement (including without limitation the right to assert a breach of a representation or warranty as a failed closing condition) until after the Closing Date. Notwithstanding any other provision hereof, if the Closing occurs, any such supplement or amendment of any Schedule will be effective to cure and correct for indemnification purposes any breach of any representation, warranty or covenant which would have existed by reason of Seller not having made such supplement or amendment.

                             (vii) Seller shall have no liability for any claim
                  (A) to the extent that such claim is covered by insurance maintained by or for the benefit of Seller (including any such insurance coverage applicable to the Natural Gas Business the benefit of which the Distribution Division or APC will realize) and Purchaser or APC actually receive the proceeds of such insurance or (B) that, in the case of a claim against or affecting the Distribution Division or APC, is recoverable by the Distribution Division or APC (consistent with the prior practices of the RCA) through the operation of current tariffed rates.

                  (e) All claims for indemnification under Sections 12.2(a) or 12.2(b) shall be asserted and resolved pursuant to this Section 12.2(e). Any Person claiming indemnification hereunder is hereinafter referred to as the "Indemnified Party" and any Person against whom such claims are asserted hereunder is hereinafter referred to as the "Indemnifying Party." In the event that any Losses are asserted against or sought to be collected from an Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness provide to the Indemnifying Party a Claim Notice. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to any such Losses if the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in reasonably sufficient time so that the Indemnifying Party's ability to defend against the Losses is not prejudiced. The Indemnifying Party shall have 30 days from the personal delivery or receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Losses and/or (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Losses; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party (and of which it shall have given notice and opportunity to comment to the Indemnifying Party) and not prejudicial to the Indemnifying Party. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such Losses, the Indemnifying Party shall have the right to defend all appropriate proceedings, and with counsel of its own choosing, which proceedings shall be promptly settled or prosecuted by them to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Losses that the Indemnifying Party elects to contest or, if appropriate and related to the claim in question, in making any counterclaim against the Person asserting the third party Losses, or any cross-complaint against any Person. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.

                  (f) The rights, remedies and obligations of the Purchaser Indemnitees and the Seller Indemnitees set forth in this Section 12.2 and Article X will be the exclusive rights, remedies and obligations of such Persons after the Closing with respect to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby.

                  (g) WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS AGREEMENT, AN

         INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF, REGARDLESS OF WHETHER THE LOSS OR CLAIM GIVING RISE TO SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, VIOLATION OF ANY LAW OR OTHER LEGAL FAULT OF OR BY SUCH INDEMNIFIED PARTY. THE PARTIES AGREE THAT THIS PARAGRAPH CONSTITUTES A CONSPICUOUS LEGEND.

         12.3 Independent Investigation. Purchaser represents and acknowledges that it is knowledgeable of with respect to the transmission and distribution of natural gas and of the usual and customary practices of natural gas local distribution companies such as the Natural Gas Business and that it has had access to the Natural Gas Business, the officers and employees of Seller, the Distribution Division and APC, and the books, records and files of Seller, the Distribution Division and APC, relating to the Natural Gas Business and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Natural Gas Business and upon the representations and warranties made in Article III. Accordingly, Purchaser acknowledges that Seller has not made, and Seller hereby expressly disclaims and negates any representation or warranty (other than those express representations and warranties made in Article III), express, implied, at common law, by statute or otherwise, relating to the Natural Gas Business.

         12.4 Disclaimer Regarding Natural Gas Business. Except as otherwise expressly provided in Article III above, Purchaser ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY REAL PROPERTY, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL PROPERTY CONSTITUTING PART OF THE NATURAL GAS BUSINESS (INCLUDING, WITHOUT LIMITATION, (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM VICES OR DEFECTS, WHETHER KNOWN OR UNKNOWN, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, AND (h) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH) IT BEING THE EXPRESS INTENTION OF PURCHASER AND SELLER THAT (EXCEPT TO THE EXTENT EXPRESSLY PROVIDED IN ARTICLE 3) THE DISTRIBUTION ASSETS AND THE APC ASSETS SHALL BE CONVEYED (DIRECTLY OR INDIRECTLY, AS APPLICABLE) TO PURCHASER "AS IS," "WHERE IS" AND IN THEIR PRESENT CONDITION AND STATE OF


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


REPAIR AND PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE DISTRIBUTION ASSETS AND THE APC ASSETS AS PURCHASER DEEMS APPROPRIATE AND PURCHASER WILL ACCEPT THE DISTRIBUTION ASSETS AND THE APC ASSETS "AS IS," "WHERE IS" AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

                                  ARTICLE XIII

                                  Miscellaneous

         Section 13.1. Modification; Waiver. This Agreement may be modified, amended or supplemented in any manner and at any time only by a written instrument executed by purchaser and Seller.

         Section 13.2. Entire Agreement. This Agreement supersedes any and all other agreements, oral or written, among the parties hereto in respect of the subject matter of this Agreement.

         Section 13.3. Expenses. Whether or not the transactions contemplated herein shall be consummated, each party shall (except as otherwise specifically provided herein) pay its own expenses incident to the preparation and performance of this Agreement, including broker's fees and commissions; and each party shall indemnify and hold harmless the other party with respect to brokerage fees and commissions incurred by the indemnifying party in connection with the transactions contemplated by this Agreement.

         Section 13.4 Further Actions. Each party shall execute and deliver such other certificates, agreements, conveyances, certificates of title, and other documents and take such other actions as may reasonably be requested by the other parties in order to consummate or implement the transactions contemplated by this Agreement.

         Section 13.5. Notices. Any and all notices or other communications required or permitted under this Agreement shall be given in writing and delivered in person or sent by United States certified or registered mail, postage prepaid, return receipt requested, or by overnight express mail, or by telex, facsimile or telecopy to the address of such party set forth below. Any such notice shall be effective upon receipt or three days after placed in the mail, whichever is earlier.

         If to Purchaser:

         SEMCO ENERGY, Inc.
         405 Water Street, P.O. Box 5026
         Port Huron, Michigan 48061-5026
         Attention:  Sebastian Coppola
         Telecopy Number: (810) 989-4099

         with copies to:

         Arnold R. Madigan
         303 E. 17th Avenue, Suite 780
         Denver, Colorado 80203-1260
         Telecopy Number: (303) 894-0756

         and

         LeBouef, Lamb, Greene & MacRae, LLP
         633 17th Street, Suite 2000
         Denver, Colorado 80202
         Attention:  Thomas J. Moore
         Telecopy Number:  (303) 297-0422

         If to Seller:

         Ocean Energy, Inc.
         1001 Fannin, Suite 1600
         Houston, Texas 77002
         Attention:  Robert K. Reeves
         Telecopy Number: (713) 265-8840

         with a copy to:

         Vinson & Elkins L.L.P.
         2300 First City Tower
         1001 Fannin
         Houston, Texas 77002
         Attention:  J. Mark Metts
         Telecopy Number: (713) 615-5605

Any party may, by notice so delivered, change its address for notice purposes hereunder.

         Section 13.6. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party; provided, however, in the event of any such assignment by a party by operation of law without the consent of the other party as required above, such other party may consent to such assignment after it has occurred and, in such event, this Agreement and all the provisions hereof shall be binding upon the Person receiving such assignment by operation of law.

         Section 13.7. No Third Party Beneficiaries. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract; provided, however, that the indemnification provisions in
Section 12.2 shall inure to the benefit of the Purchaser Indemnitees and the Seller Indemnitees as provided therein.

         Section 13.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to either Party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         Section 13.9. Counterparts. This Agreement may be executed in multiple counterparts, all of which shall constitute one and the same instrument.

         Section 13.10. Construction. Any section headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof. No provision of this Agreement will be interpreted in favor of, or against, any party by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         Section 13.11. Applicable Law; Alternative Dispute Resolution.

                  (a) This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

                  (b) Any dispute arising under this Agreement or otherwise in connection with or relating to the transactions contemplated hereby shall be resolved pursuant to this Section 13.11(b):

                           (i) Any party has the right to request the other to
                  meet to discuss a dispute. The party requesting the meeting will give at least 10 business days notice in writing of the subject it wishes to discuss, provide a written statement of the dispute, and designate an officer of the party with complete power to resolve the dispute to attend the meeting. Within three business days after receipt to such request, the party receiving the request will provide a responsive written statement and will designate an officer of the party who will attend the meeting with complete power to resolve the dispute.

                           (ii) If the meeting fails to resolve the dispute by a
                  signed agreement among the officers, the dispute shall be submitted for binding arbitration administered by the AAA under its Commercial Arbitration Rules before a single arbitrator, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                           (iii) The parties agree to make discovery and
                  disclosure of all matters relevant to the dispute to the extent and in the manner provided by the Federal Rules of Civil Procedure. The arbitrator will rule on all requests for discovery and disclosure and discovery shall be completed within 90 days of the date of the first notice pursuant to
                  Section 13.11(b)(i). The arbitrator may consider any matter relevant to the subject to the dispute and shall follow the statutes and decisions of the substantive law of Texas relevant to the subject. The arbitrator shall not have the authority or power to alter, amend or modify any of the terms and conditions of the agreement of the parties. The arbitrator shall issue a final ruling within 180 days of the date of the first notice pursuant to Section 13.11(b)(i).

                           (iv) The ruling of the arbitrator shall be in writing
                  and signed and shall be final and binding upon the parties. The fees and expenses of counsel, witnesses and employees of the parties and all other costs and expenses incurred exclusively for the benefit of the party incurring the same shall be borne by the party incurring such fees and expenses. All other fees and expenses including, without limitation, compensation for the judge, shall be divided equally between the parties. All meetings and arbitrations held pursuant to this Section 13.11 shall take place in the Borough of Manhattan, New York, New York.

         Section 13.12. Disclosure Schedules. With respect to the disclosure schedules delivered pursuant to this Agreement, the disclosures made on any section of a disclosure schedule with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure only if the relevance of such disclosure to other representations and warranties is evident from the face of the applicable section of the such disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have Material Adverse Effect or constitutes a Material Liability or Material Contract, as the case may be.

         Section 13.13. General Assignment. The parties acknowledge that Schedule A to the General Assignment describing the real property included in the Distribution Assets has not yet been prepared. Such schedule shall include all of the real property located in the State of Alaska that is owned or used by the Distribution Division in connection with the Distribution Business and such schedule shall be prepared by Seller and shall be delivered to Purchaser prior to the Closing. Upon such delivery, such schedule shall be deemed to be incorporated into the General Assignment and this Agreement by this reference. Until such schedule is prepared, the General Assignment shall be deemed to cover all of the real property located in the State of Alaska that is owned or used by the Distribution Division in connection with the Distribution Business.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                       OCEAN ENERGY, INC.



                                       By
                                          --------------------------------------
                                          James T. Hackett
                                          President and Chief Executive Officer


                                       SEMCO ENERGY, INC.



                                       By
                                          --------------------------------------
                                          William L. Johnson
                                          Chairman of the Board, President and
                                               Chief Executive Officer